                                                                    EXHIBIT 99.1

[AASTROM LETTERHEAD]

FOR IMMEDIATE RELEASE

CONTACTS: Kris M. Maly or Becky Anderson         Kevin McGrath
          Investor Relations Department          Cameron Associates
          Aastrom Biosciences, Inc.              Phone:  (212) 245-4577
          Phone:  (734) 930-5777

            AASTROM BIOSCIENCES CONCLUDES OCTOBER 2002 COMMON STOCK
                         AGREEMENT WITH FUSION CAPITAL

         -- FINAL $12 MILLION TRANCHE COMPLETED AT PREMIUM TO MARKET --

ANN ARBOR, MICHIGAN, JANUARY 13, 2005 -- Aastrom Biosciences, Inc. (NasdaqSC:
ASTM) announced today that it concluded the sale of common stock with Fusion Capital Fund II, LLC, on January 10, 2005, pursuant to the common stock purchase agreement dated October 30, 2002. In this final tranche, Fusion bought 4.8 million shares of Aastrom's common stock for gross proceeds of $12 million at an average price of $2.50 per share, a premium to the closing price of $2.38 per share. This completes the $24 million common stock purchase agreement between Aastrom and Fusion.

Our issuance of these shares to Fusion was not registered under the Securities Act of 1933. The resale by Fusion of the shares it has acquired is covered by the S-3 registration statement filed with the SEC on October 15, 2003.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (NasdaqSC: ASTM) is a regenerative medicine company developing treatments for the repair of damaged human tissues and other medical disorders, or the generation of normal human tissues, utilizing the Company's proprietary adult stem cell-based products. Aastrom's strategic position in the tissue regeneration and cell therapy sectors is enabled by its proprietary Tissue Repair Cells (TRCs), a mix of bone marrow stem and progenitor cells, and the AastromReplicell(R) System, an industry-unique automated cell production platform used to produce cells for clinical use. Together TRCs and the AastromReplicell System provide a foundation that the Company is leveraging to produce multiple Prescription Cell Products (PCPs), several of which are now in the clinical stage in the U.S. and EU. TRCs are the core component of the PCPs Aastrom is developing for bone grafting, peripheral vascular disease, jaw bone reconstruction and spine fusion markets. The Company has also developed the AastromReplicell System for dendritic cell production for researchers and institutions developing vaccines to treat cancer and infectious diseases, under its Cell Production Products line.

For more information, visit Aastrom's website at www.aastrom.com.

                                       ###